Exhibit 3.3
Certificate of Amendment
to
Certificate of Limited Partnership
of
Ensource Energy Income Fund LP
     This Certificate of Amendment to the Certificate of Limited Partnership of Ensource Energy Income Fund LP (the “Partnership”) is executed and filed pursuant to the provisions of Section 17-202 of the Delaware Revised Uniform Limited Partnership Act, by Ensource Energy LLC, a Delaware limited liability company (the “General Partner”), as general partner of the Partnership. The General Partner DOES HEREBY CERTIFY as follows:
     1. The name of the Partnership is Ensource Energy Income Fund LP.
     2. The Certificate of Limited Partnership of the Partnership is hereby amended to reflect the change of the General Partner, by deleting Article 3 of the Certificate of Limited Partnership in its entirety and replacing it with the following:
     “3. The name and business address of the General Partner are:
Ensource Energy LLC
910 Travis, Suite 1905
Houston, Texas 77002”
     IN WITNESS WHEREOF, the General Partner has executed this Certificate of Amendment to the Certificate of Limited Partnership as of the 11th day of May, 2006.

GENERAL PARTNER

Ensource Energy LLC

By:	/s/ Scott W. Smith

Name: Title:	Scott W. Smith President